Contact: Neenah, Inc.
Bill McCarthy
Vice President-Investor Relations
678-518-3278

Neenah Announces Refinancing Plans and Q2 Update
ALPHARETTA, GEORGIA. June 16, 2020 - Neenah, Inc. (NYSE:NP) announced today that the Company is seeking to refinance its $175 million of unsecured Senior Notes which are due in May 2021. The Company anticipates refinancing the Notes with the proceeds of a new $200 million Term Loan B facility with a tenor up to seven years.
The objectives of the refinancing are to increase the Company’s financial flexibility and extend its weighted average debt maturity. Terms of the potential refinancing will be disclosed upon the completion of the transaction, which is expected later this month. The proposed refinancing is subject to market and other conditions, and there can be no assurance that it will be completed.
In conjunction with the intended refinancing, the Company is providing an update on expected second quarter results. Key items are as follows:

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Year-on-year net sales are expected to decline at the top end of the 30 to 40 percent range indicated on the Company’s last earnings call. The decline in net sales for the first two months of the second quarter was 41 percent, with Technical Products net sales down 32 percent and Fine Paper & Packaging net sales 53 percent lower.

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While market conditions remain fluid, sales comparisons appear to have begun to improve modestly in June with the reopening of global economic activity, and are expected to further improve in the second half of the year.

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To manage inventories and costs in line with the lower sales, the Company is taking additional manufacturing downtime and has implemented further spending reductions. The negative impact on operating income in the second quarter from the added downtime, due primarily to unabsorbed fixed costs, is approximately $4 million.

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Liquidity at the end of May of approximately $190 million remained in line with expected levels and cash from operations in the second quarter is expected to be robust due to careful control of working capital.

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In light of the global macroeconomic uncertainties brought on by the COVID-19 pandemic, the Company has begun to analyze the carrying values of its assets and to assess whether non-cash adjustments may be required to write down the value of certain of these assets in the course of preparing financial statements for the second quarter.

–	The Company will provide further details during its earnings call in August.
“Coupled with our previously announced measures, the actions we’re taking in the second quarter will allow us to enter the second half of the year with an improved cost position and a stronger balance sheet,” said Julie Schertell, Chief Executive Officer. “The strength of our business was evident in the first quarter, and I’m confident that as the economy recovers, Neenah will be well-positioned to resume executing our growth strategies. The planned refinancing of our debt provides added flexibility and will allow us to pursue opportunities that can increase our long-term growth rate, while maintaining a prudent financial position.”
About Neenah
Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media,

specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company's web site, www.neenah.com.
Cautionary Note Regarding Forward-Looking Statements
Statements contained herein, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, statements regarding results and financial condition of the Company as of June 30, 2020 or future periods, future economic conditions, financing plans, plans and objectives of the Company’s management, and the Company’s assumptions regarding such matters, are “forward-looking statements” as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Caution is given to investors that any forward-looking statements are not guarantees or indicative of future performance.

Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from any that may be expressed as forward-looking statements. These risk factors include risks associated with the duration, scope and severity of COVID-19 and its effects on the Company’s business and operations, including the potential disruption or delay of production and delivery of materials and products in the Company’s supply chain; a temporary or prolonged shutdown of manufacturing facilities; general economic, financial and industry conditions and the impact on customer demand; and uncertainties arising from national and global events, including the potential impact of civil unrest, political uncertainty and COVID-19 on economy, our industry and the credit markets. Other risk factors are set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located at www.neenah.com).

The estimated and preliminary financial data and other information provided herein for the second quarter of 2020 are subject to the completion of the Company’s financial closing procedures, final adjustments and any other developments that may arise between now and the time the financial results for the second quarter are finalized. Therefore, this data represents management estimates that constitute forward-looking statements subject to risks and uncertainties. As a result, the estimated and preliminary financial data and other information included herein may materially differ from the actual results that will be reflected in the consolidated financial statements for the quarter when they are completed and publicly disclosed. In addition, preliminary results for the second quarter are not necessarily indicative of operating results for any future quarter or results for the full year.

Unless specifically required by law, the Company assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.